CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	7,394,727	$209,714,458	$28,606(1)

(1)	Calculated in accordance with Rule 457(r) and 456(b) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(7)
Registration No. 333-187536

PROSPECTUS SUPPLEMENT
(To prospectus dated March 26, 2013)

7,394,727 Shares

Francesca’s Holdings Corporation

Common Stock

This is a public offering of 7,394,727 shares of common stock of Francesca’s Holdings Corporation. The selling stockholders, which include certain of our officers identified in this prospectus supplement, are offering all 7,394,727 of the shares offered hereby, and we will not receive any of the proceeds from this offering. We will bear all of the offering expenses other than the underwriting discount.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FRAN.” The last reported sale price of our common stock on March 26, 2013 was $ 30.15 per share.

See “Risk Factors” on page S-5 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the common stock from the selling stockholders identified in this prospectus supplement at a price of $28.36 per share, which will result in $209,714,458 of proceeds to the selling stockholders before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The underwriter expects to deliver the shares against payment in New York, New York on April 2, 2013.

Jefferies

Prospectus Supplement dated March 26, 2013.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement, which describes the specific terms of this offering, supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The accompanying prospectus contains more general information, some of which may not apply to this offering. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before investing in our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and any other offering materials, together with any documents incorporated by reference herein and therein and the additional information described under the heading “Where You Can Find More Information.”

We are a holding company and all of our business operations are conducted through our wholly owned indirect subsidiary, Francesca’s Collections, Inc. (“Francesca’s Collections”), a corporation formed and existing under the laws of the State of Texas. Francesca’s Collections is wholly owned by Francesca’s LLC (“Parent”), a limited liability company formed and existing under the laws of the State of Delaware. Parent is a wholly owned subsidiary of Francesca’s Holdings Corporation (“Holdings”). Except where the context otherwise requires or where otherwise indicated, the terms “Francesca’s,” “we,” “us,” “our,” “the company,” “our company” and “our business” refer to Holdings and its consolidated subsidiaries as a combined entity. Some differences in the numbers in the tables and text throughout this prospectus may exist due to rounding.

We are responsible only for the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued or authorized by us and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone, including the selling stockholders, to provide any information or make any representations other than the information and representations contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued or authorized by us. If anyone provides you with different or inconsistent information, we take no responsibility for any such information. This prospectus supplement may be used only for the purpose for which it has been prepared. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date of the applicable document.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

BASIS OF PRESENTATION

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st. The reporting periods contained in our audited consolidated financial statements incorporated by reference in this prospectus supplement contain 53 weeks of operations in fiscal year 2012, which ended February 2, 2013, 52 weeks of operations in fiscal year 2011, which ended January 28, 2012 and 52 weeks of operations in fiscal year 2010, which ended January 29, 2011.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus supplement, in the accompanying prospectus and in the filings incorporated by reference from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been prepared from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not

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independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information incorporated by reference in this prospectus supplement and in the accompanying prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section of this prospectus supplement and of our Annual Report on Form 10-K for the year ended February 2, 2013 (the “2012 Form 10-K”). These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS

We operate under our trademarks “francesca’s collections®” and “francesca’s®” which are registered under applicable intellectual property laws. This prospectus supplement, the accompanying prospectus and the filings incorporated by reference herein and therein contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, accompanying prospectus and the filings incorporated by reference herein and therein may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus supplement, the 2012 Form 10-K and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision. Some of the statements in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” for more information.

Our Company

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca’s® appeals to the 18 – 35 year-old, fashion conscious, female customer, although the company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca’s® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

By offering a differentiated shopping experience and high-quality merchandise at a compelling value, our boutiques have been successful across a wide variety of geographic markets and shopping venues. We believe we have an opportunity to continue to grow our boutique base from 360 locations in 44 states as of February 2, 2013 to approximately 900 boutiques in the United States over the next eight years based on our flexible boutique format, the financial characteristics of our boutiques and our ongoing analysis of shopping venues that meet our criteria for new boutiques. Our merchandise is also available through our website, www.francescas.com.

Corporate and Other Information

We opened our first boutique in Houston, Texas in 1999. Holdings was incorporated in Delaware in 2007. We are a holding company and all of our business operations are conducted through Francesca’s Collections, our indirect, wholly owned operating subsidiary. Francesca’s Collections was formed in 2006 and is the successor-in-interest of PFD II, Inc., a corporation incorporated in 1999 under the laws of the State of Texas. In 2002, we incorporated Francesca’s Collections of CA, Inc., under the laws of California to own and operate our boutiques in California. In 2008, Francesca’s Collections of CA, Inc., was merged into Francesca’s Collections and as a result of such merger, Francesca’s Collections of CA, Inc. ceased to exist.

Office Location

Our principal executive office is located at 8760 Clay Road, Houston, Texas 77080, our telephone number is (713) 864-1358 and our fax number is (713) 426-2751. We maintain a website at www.francescas.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholders
7,394,727 shares.
Common stock to be outstanding immediately after this offering
43,995,026 shares.
Use of proceeds
The selling stockholders, which include certain of our officers, will receive all of the proceeds from this offering, and we will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds.”
Dividend Policy
We have not paid any dividends since the initial public offering of our common stock (our “IPO”). Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant. See “Dividend Policy.”
Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read the information set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement, together with all of the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before deciding to invest in shares of our common stock.
Symbol for trading on The NASDAQ Global Select Market
“FRAN”

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of our common stock to be outstanding immediately after this offering:

•	excludes 2,632,010 shares of common stock issuable upon the exercise of options outstanding as of March 26, 2013, at a weighted average exercise price of $13.09 per share;
•	excludes 4,690 shares of common stock granted pursuant to restricted stock awards outstanding as of March 26, 2013; and
•	excludes 2,179,415 shares of our common stock reserved for future issuance under our 2011 Stock Incentive Plan as of March 26, 2013.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our summary consolidated financial information and operating data as of the dates and for the periods indicated. Our summary consolidated financial data for each of the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011 and the selected consolidated balance sheet data as of February 2, 2013 and January 28, 2012 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement. The selected consolidated balance sheet data as of January 29, 2011 has been derived from our audited consolidated balance sheet, which is not incorporated by reference in this prospectus supplement.

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st. The reporting periods contained in our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement, contain 53 weeks of operation in fiscal year 2012, which ended February 2, 2013, contain 52 weeks of operations in fiscal year 2011, which ended January 28, 2012 and 52 weeks of operations in fiscal year 2010, which ended January 29, 2011.

The historical results presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period may not necessarily be indicative of the results that may be expected for a full year. The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with “Risk Factors”, “Selected Consolidated Financial and Operating Data”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which appear in the documents incorporated by reference in this prospectus supplement and elsewhere in this prospectus supplement.

Consolidated Statements of Operations

	Fiscal Year Ended
	February 2, 2013	January 28, 2012	January 29, 2011
	(in thousands, except share and per share amounts)
Net sales(1)	$296,373	$204,158	$135,176
Cost of goods sold and occupancy costs(2)	137,873	97,365	65,008
Gross profit	158,500	106,793	70,168
Selling, general and administrative expenses	80,560	63,262	40,525
Income from operations	77,940	43,531	29,643
Interest income (expense)	(672)	(4,868)	(1,633)
Loss on early extinguishment of debt	—	(1,591)	—
Other income (expense)	230	284	(2)
Income before income tax expense	77,498	37,356	28,008
Income tax expense	30,437	14,855	11,113
Net income	$47,061	$22,501	$16,895
Basic earnings per common share(3)	$1.08	$0.53	$0.43
Diluted earnings per common share(3)	$1.05	$0.52	$0.41
Dividends declared per common share	—	—	$2.39
Weighted average shares outstanding
Basic shares	43,744	42,087	39,385
Diluted shares	44,807	42,948	40,907

	As of Fiscal Year Ended
	February 2, 2013	January 28, 2012	January 29, 2011
	(in thousands, except percentages)
Consolidated Balance Sheet Data:
Total current assets	$59,106	$36,041	$31,721
Total assets	112,595	72,312	59,124
Long-term debt	—	22,000	87,875
Total liabilities	40,538	55,410	114,592
Convertible redeemable preferred stock – series A	—	—	—
Total stockholders’ equity (deficit)	72,057	16,902	(55,468)
Operating Data:
Comparable boutique sales growth for period(4)	14.9%	10.4%	15.2%
Number of boutiques open at end of period (not in thousands)	360	283	207
Net sales per average square foot for period (not in thousands)(5)	$632	$554	$508
Average square feet (not in thousands)(6)	1,385	1,409	1,428
Total gross square feet at end of period	499	399	296

(1)	Net sales plus shipping and handling fees.
(2)	Cost of goods sold and occupancy costs includes the cost of purchased merchandise, freight costs from our suppliers to our distribution centers and freight costs for merchandise shipped directly from our vendors to our boutiques, allowances for inventory shrinkage and obsolescence, boutique occupancy costs including rent, utilities, common area maintenance, property taxes, depreciation and amortization, and boutique repair and maintenance costs, and shipping costs related to direct-to-consumer sales.
(3)	Please see note 2 to our consolidated financial statements incorporated by reference in this prospectus supplement, for an explanation of per share calculations.
(4)	A boutique is included in comparable boutique sales on the first day of the fifteenth full month following the boutique’s opening. When a boutique that is included in comparable boutique sales is relocated, we continue to consider sales from that boutique to be comparable boutique sales. If a boutique is closed for thirty days or longer for a remodel or as a result of weather damage, fire or the like, we no longer consider sales from that boutique to be comparable boutique sales. Comparable boutique sales exclude direct-to-consumer sales and 53rd week sales for 53-week fiscal years.
(5)	Net sales per average square foot for the period is calculated by dividing net sales for the period by the average square feet during the period. Because of our rapid growth, for purposes of providing a net sales per square foot measure, we use average square feet during the period as opposed to total gross square feet at the end of the period. Average square feet is calculated as (a) the sum of total gross square feet at the beginning of the period and total gross square feet at the end of the period, divided by (b) the number of fiscal quarters within the period plus one (which, for a fiscal year, is five). There may be variations in the way in which some of our competitors and other retailers calculate sales per square foot or similarly titled measures. As a result, average total square feet and net sales per average square foot for the period presented in this prospectus supplement and in the documents incorporated by reference may not be comparable to similar data made available by other retailers.
(6)	Average square feet per boutique is calculated by dividing total gross square feet at the end of the period by the number of boutiques open at the end of the period.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and in “Risk Factors” in the 2012 Form 10-K and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the other information that we have incorporated by reference herein and therein, before making a decision to invest in shares of our common stock. If any of the described risks actually occurs, our business, financial condition, results of operation, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price. Additionally, because we are a specialty retailer whose business is cyclical, the price of our common stock may fluctuate significantly.

Shares of our common stock were sold in our IPO in July 2011 at a price of $17.00 per share, and our common stock has subsequently traded as high as $37.09 and as low as $15.22. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	fashion trends and changes in consumer preferences;
•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;
•	the timing and level of expenses for new boutique openings, relocations and remodels and the relative proportion of our new boutiques to existing boutiques;
•	the performance and successful integration of any new boutiques that we open;
•	the success of our e-commerce business and sales levels;
•	changes in our merchandise mix and vendor base;
•	changes in key personnel;
•	entry into new markets;
•	our levels of comparable boutique sales;
•	announcements by us or our competitors of new product offerings or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
•	actions by competitors or other mall, lifestyle center, street locations and strip center tenants;
•	weather conditions, particularly during the holiday shopping period;
•	the level of pre-opening expenses associated with new boutiques;
•	inventory shrinkage beyond our historical average rates;
•	changes in operating performance and stock market valuations of other retail companies;
•	investors’ perceptions of our prospects and the prospects of the retail industry;
•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
•	the development and sustainability of an active trading market for our common stock;
•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;
•	future sales of our common stock by our officers, directors and significant stockholders;
•	other events or factors, including those resulting from system failures and disruptions, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and
•	changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price.

In addition, the stock markets, including The NASDAQ Global Select Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

Following this offering, certain stockholders that have been or are currently part of our executive management team will continue to have rights to require us to file registration statements registering additional sales of shares of common stock or to include sales of such shares of common stock in registration statements that we may file for ourselves or other stockholders. In order to exercise these registration rights, these stockholders must satisfy the conditions discussed in “Selling Stockholders — Stockholders’ Agreement”. Subject to compliance with applicable lock-up restrictions, shares of common stock sold under these registration statements can be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (other than stock transfer taxes and underwriting discounts or commissions). See “Selling Stockholders — Stockholders’ Agreement.”

Each of our officers who are selling stockholders will have agreed with the underwriter, that for a period of 90 days after the date of this prospectus supplement, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. The underwriter may, in its discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. See “Underwriting” for more information. All of our shares of common stock outstanding as of the date of this prospectus supplement may be sold in the public market by existing stockholders 90 days after the date of this prospectus supplement, subject to applicable volume and other limitations imposed under federal securities laws. Sales by our existing stockholders of a substantial number of shares in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Your percentage ownership in us may be diluted by future equity issuances, which could reduce your influence over matters on which stockholders vote.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our equity incentive plans or shares of our authorized but unissued preferred stock. As of March 26, 2013, we have reserved 2,179,415 shares of common stock under the 2011 Stock Incentive Plan for future issuances, 2,632,010 shares of our common stock are issuable upon the exercise of options outstanding, and 4,690 shares of our common stock are issuable pursuant to outstanding restricted stock awards. Exercises of these options or issuances of common stock or preferred voting stock could reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, likely could result in your interest in us being subject to the prior rights of holders of that preferred stock.

If securities or industry analysts do not publish or continue to publish or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us cease coverage or fail to publish reports on us regularly we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries.

As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under future indebtedness we may incur. Further, any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant.

CCMP may have conflicts of interest with us in the future.

While CCMP will no longer own shares of our common stock after the completion of this offering, representatives of CCMP and its affiliates will continue to occupy two seats on our board of directors. CCMP is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. In addition, corporate opportunities may arise in the area of potential acquisitions of competitive businesses that may be attractive to us as well as to CCMP or its affiliates.

CCMP and the members of our board of directors who are affiliated with CCMP, by the terms of our amended and restated certificate of incorporation, are not required to offer us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as our directors. The company, by the terms of our amended and restated certificate of incorporation, expressly renounces any interest in any such corporate opportunity to the extent permitted under applicable law, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. Our amended and restated certificate of incorporation cannot be amended to eliminate the company’s renunciation of any such corporate opportunity arising prior to the date of any such amendment. CCMP or its affiliates may also acquire competing businesses that may not be attractive to us, and have no obligation to refrain from acquiring competing businesses. Any competition could intensify if an affiliate or subsidiary of CCMP were to enter into or acquire a business similar to our specialty retail operations. CCMP or its affiliates may enter into or acquire a competing business in the future.

Anti-takeover provisions in our charter documents and provisions of Delaware law might discourage, delay or prevent change in control of our company and may result in an entrenchment of management and diminish the value of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that make it difficult for our stockholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable. See “Description of Capital Stock” in the accompanying prospectus.

These provisions, among other things:

•	establish a staggered, or classified, board of directors so that not all members of our board of directors are elected at one time;
•	prohibit cumulative voting in the election of directors;
•	authorize the issuance by our board of directors of “blank check” preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super-majority voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;
•	limit the persons who may call special meetings of stockholders;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders; and
•	establish advance notice requirements for stockholder nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could substantially impede the ability of our common stockholders to benefit from a change in control and, as a result, could materially adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein are forward-looking statements. These statements may include words such as “aim”, “anticipate”, “assume”, “believe”, “can have”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “likely”, “may”, “objective”, “plan”, “potential”, “positioned”, “predict”, “should”, “target”, “will”, “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our estimated and projected earnings, sales, costs, expenditures, cash flows, growth rates, market share and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors” in our 2012 Form 10-K and in this prospectus supplement.

We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in our 2012 Form 10-K and in this prospectus supplement, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2012 Form 10-K incorporated by reference in this prospectus supplement and included elsewhere in this prospectus supplement. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference in this prospectus supplement as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein and therein and otherwise in the context of these risks and uncertainties.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

The selling stockholders, which include certain of our officers, will receive all of the proceeds from this offering, and we will not receive any proceeds from the sale of shares in this offering. See “Selling Stockholders” in this prospectus supplement.

DIVIDEND POLICY

We did not declare or pay any dividends on our common stock during fiscal years 2012 and 2011. We declared and paid a dividend of $2.39 per share on our common stock (on a fully diluted basis) in November 2010. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under future indebtedness we may incur.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of February 2, 2013. In connection with this offering we will incur certain issuance costs, consisting of various registration, printing and professional services fees. We will expense these costs as incurred.

You should read the following table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Consolidated Financial and Operating Data” in our 2012 Form 10-K incorporated by reference in this prospectus supplement.

As of February 2, 2013
(in thousands)
Cash and cash equivalents	$29,877
Debt	—
Stockholders’ equity:
Common stock – $.01 par value, 80.0 million shares authorized; 43.9 million shares issued and outstanding	439
Additional paid-in capital	85,161
Accumulated deficit	(13,543)
Total stockholders’ equity	$72,057
Total capitalization	$101,934

SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth information as of March 26, 2013, regarding the beneficial ownership of our common stock (i) immediately prior to this offering and (ii) as adjusted to give effect to this offering by each of the selling stockholders.

We have determined beneficial ownership in the table in accordance with SEC rules and regulations. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 26, 2013 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Our calculation of the percentage of beneficial ownership is based on 43,995,026 shares of our common stock outstanding as of March 26, 2013.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Francesca’s Holdings Corporation, 8760 Clay Road, Houston, Texas 77080. For further information regarding material transactions between us and certain of our stockholders, see “Stockholders’ Agreement” below.

	Shares Beneficially Owned Prior to This Offering		Number of Shares Offered	Shares Beneficially Owned After This Offering
Name	Number	Percent		Number	Percent
Selling Stockholders:
CCMP Capital, LLC and Related Funds(1)	7,247,731	16.4%	7,247,731	—	*
Sei Jin Alt(2)	32,000	*	16,000	16,000	*
Theresa Rose Backes(3)	296,027	*	114,996	181,031	*
Randi Sonenshein(4)	48,000	*	16,000	32,000	*

*	Less than 1%
(1)	In the case of CCMP Capital, LLC (“CCMP Capital”), includes 6,395,304 shares of common stock owned by CCMP Capital Investors II, L.P. (“CCMP Capital Investors”) and 852,427 shares of common stock owned by CCMP Capital Investors (Cayman) II, L.P. (“CCMP Cayman” and, together with CCMP Capital Investors, the “CCMP Capital Funds”). 6,395,304 shares will be sold by CCMP Capital Investors and (ii) 852,427 shares will be sold by CCMP Cayman.

The general partner of the CCMP Capital Funds is CCMP Capital Associates, L.P. (“CCMP Capital Associates”). The general partner of CCMP Capital Associates is CCMP Capital Associates GP, LLC (“CCMP Capital Associates GP”). CCMP Capital Associates GP is wholly-owned by CCMP Capital. Each of CCMP Capital Associates, CCMP Capital Associates GP and CCMP Capital may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own the shares held by the CCMP Capital Funds.

CCMP Capital ultimately exercises voting and dispositive power over the shares held by the CCMP Capital Funds. Voting and disposition decisions at CCMP Capital with respect to such shares are made by an investment committee, the members of which are Stephen Murray (the President and Chief Executive Officer of CCMP Capital), Greg Brenneman and Richard Zannino, each of whom may be deemed to beneficially own the shares owned by the CCMP Capital Funds.

Greg Brenneman, a director and Non-Executive Chairman of the Company, is the Chairman of CCMP Capital Advisors, LLC and Richard Zannino, a director of the Company, is a Managing Director of CCMP Capital Advisors, LLC. The address of each of Messrs. Brenneman and Zannino and each of the CCMP entities (other than CCMP Cayman) is c/o CCMP Capital, LLC, 245 Park Avenue, New York, New York 10167. The address of CCMP Cayman is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town KY1-9005, Grand Cayman, Cayman Islands.

Each of Messrs. Murray, Brenneman and Zannino disclaims any beneficial ownership of any shares beneficially owned by the CCMP Capital Funds, except to the extent of their respective pecuniary interest therein.

(2)	Sei Jin Alt is our Executive Vice President, Chief Merchandising Officer.
(3)	Includes 181,031 shares of our common stock issuable pursuant to the exercise of stock options. Theresa Backes is our President and Chief Operating Officer.
(4)	Includes 26,500 shares of our common stock issuable pursuant to the exercise of stock options. Randi Sonenshein is our Vice President, Finance and Investor Relations

Stockholders’ Agreement

We are party to a stockholders’ agreement with certain stockholders that have been or are currently part of our executive management team (which we sometimes referred to herein as the “management stockholders”), CCMP and certain other stockholders. The stockholders’ agreement provides these stockholders with, among other things, certain demand and “piggyback” registration rights and other registration rights, subject to lock-up arrangements. Following the completion of this offering, however, CCMP will no longer have registration rights.

Demand and Piggyback Registration Rights

Pursuant to the stockholders’ agreement, following the completion of this offering, certain management stockholders have the right on a single occasion, upon the request of the holders representing a majority of the shares held by such management stockholders, to require us to use our best efforts to register any or all of the shares held thereby at any time. Following a demand, all other stockholders that are party to the stockholders’ agreement may request the inclusion of any or all of their shares in the registration statement. Under certain circumstances, we may delay the filing or effectiveness of a registration statement one time in any 12-month period with respect to a demand made by the management stockholders. The stockholders’ agreement also grants certain management stockholders and the other stockholders party to the agreement certain “piggyback” registration rights. If we register any of our securities, the holders of these shares are entitled to include their shares in the registration. All demand and piggyback registration rights are subject to limitations that may be imposed by the managing underwriter on the number of shares to be included in any underwritten offering.

Short-Form Registration Rights

Following the completion of this offering, the management stockholders and the other stockholders party to the agreement are entitled to additional short-form registration rights, which commenced on the date that we became eligible to register securities on Form S-3. Each stockholder party to the stockholders’ agreement may request registration of their shares if the anticipated aggregate offering amount of the shares is at least $10 million. There is no limit to the number of requests for registrations on Form S-3.

Indemnification

In connection with all registrations pursuant to the registration rights provisions of the stockholders’ agreement, we have agreed to indemnify all holders of registrable securities against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). All stockholders requesting or joining in a registration may be required to agree to indemnify us against certain liabilities, but in no event will any single stockholder’s liabilities exceed the net proceeds to that stockholder from the sale of the registrable securities.

In addition, we have agreed, among other provisions, to reimburse and indemnify the stockholders party to the stockholders’ agreement for any losses incurred in connection with any action by any third party or governmental authority by reason of such stockholder’s status as a stockholder of the company or a controlling person of the company.

Termination

The rights under the stockholders’ agreement will terminate upon the earlier of the date on which the stockholders party thereto no longer own any of our equity securities or the voluntary liquidation of the company, or the sale of all or substantially all of our assets or outstanding common stock.

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our executive officers and directors upon the completion of our IPO. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock other than:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, certain former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state or local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Any persons that, for U.S. federal income tax purposes, is treated as a partner in a partnership holding shares of our common stock should consult such person’s own tax advisors.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

To the extent dividends are paid to non-U.S. holders, such distributions (other than those treated as effectively connected income, the treatment of which is discussed below) will be subject to U.S. federal income tax withholding at a rate of 30% (or lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed Internal Revenue Service (“IRS”) Form W-8BEN (or successor form thereto) certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “— FATCA Withholding” below for further details.

If the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by such non-U.S. holder), withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “— Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a non-U.S. holder’s U.S. permanent establishment), in which case the gain will be subject to tax in the manner described below under “— Effectively Connected Income”;
•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met (in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% tax); or
•	we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period the non-U.S. holder owned more than 5% directly or by attribution, of that class of common stock.

We believe that we have not been, are not, and we do not anticipate becoming a U.S. real property holding corporation during the relevant period described in the third bullet point above; however, no assurances can be provided in this regard. Under U.S. federal income tax laws, we will be a United States real property holding corporation if at least 50% of the fair market value of our worldwide real property interests and other assets used in a trade or business has consisted of “United States real property interests.”

Medicare Tax

It is unclear whether the recently enacted Medicare tax on unearned income applies to non-U.S. holders that are estates or trusts and have one or more U.S. beneficiaries. Such persons should consult their own tax advisors on this issue.

Effectively Connected Income

If a dividend received on our common stock, or gain realized on a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI, or any successor form thereto). Instead, such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code). In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Information reporting and backup withholding generally will not apply to dispositions by a non-U.S. holder of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If the non-U.S. holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to the non-U.S. holder, and also backup withhold on that amount, unless the non-U.S. holder provides the required certification to the broker as to its non-U.S. status, or an exemption is otherwise established. Information reporting will also apply if a non-U.S. holder sells shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that the beneficial owner of the shares is a non-U.S. person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act (“FATCA”) will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. accountholders. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common stock. Under recently issued final Treasury Regulations, this withholding will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The company, the selling stockholders and Jefferies LLC, as the underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 7,394,727 shares of our common stock.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

The underwriter is purchasing the shares from the selling stockholders at $28.36 per share (representing approximately $210.0 million aggregate proceeds to the selling stockholders). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares offered hereby, the underwriter may be deemed to have received compensation in the form of an underwriting discount. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares for whom they may act as agents or to whom they may sell as principal.

Each of our officers who are selling stockholders and the company will have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The company’s common stock is listed on The NASDAQ Global Select Market under the symbol “FRAN”.

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter must close out any naked short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriter does not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriter and its affiliates are a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company and for portfolio companies of CCMP Capital and its affiliated funds, for which it has received or will receive customary fees and expenses. The underwriter in this offering served as an underwriter in connection with our initial public offering and the April 2012 offering of our shares by certain selling stockholders.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Alternative Settlement Date

It is expected that delivery of the shares will be made against payment therefor on or about           , 2013, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares who wish to trade the shares on the date of pricing or the next succeeding business day should consult their own advisors.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by O’Melveny & Myers LLP, New York, New York. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Francesca’s Holdings Corporation as of February 2, 2013 and January 28, 2012 and for each of the three years in the period ended February 2, 2013 appearing in Francesca’s Holdings Corporation’s Annual Report on Form 10-K for the year ended February 2, 2013, and the effectiveness of Francesca’s Holdings Corporation's internal control over financial reporting as of February 2, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. This prospectus supplement is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. Whenever we make reference in this prospectus supplement or in the filings incorporated by reference to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement or the accompanying prospectus, and any references to this website or any other website are inactive textual references only. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.francescas.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Information incorporated by reference from earlier documents is superseded by the information set forth in this prospectus supplement and by information incorporated by reference from more recent documents. Any statement so superseded shall not be deemed to constitute a part of this prospectus supplement. We have filed with the SEC, and incorporate by reference in this prospectus supplement:

(1)	our Annual Report on Form 10-K for the year ended February 2, 2013;

(2)	portions of the proxy statement for our 2012 annual meeting of stockholders (filed May 25, 2012) to the extent specifically incorporated by reference to our Annual Report on Form 10-K for the year ended January 28, 2012;
(3)	our Current Reports on Form 8-K filed on July 2, 2012 (only with respect to Item 5.02); July 10, 2012; September 4, 2012 (only with respect to Item 5.02); December 17, 2012; January 2, 2013; February 12, 2013 (only with respect to Items 1.01 and 5.02) and March 1, 2013 (only with respect to Item 5.02); and
(4)	the description of our common stock contained in the Registration Statement on Form 8-A filed on July 14, 2011 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement, and will be considered to be a part of this prospectus supplement from the date those documents are filed.

You may request a copy of these filings, at no cost, by writing or by telephoning us at the following address or telephone number:

Francesca’s Holdings Corporation
c/o Francesca’s Collections, Inc.
Attention: Secretary
8760 Clay Road
Houston, Texas 77080
(713) 864-1358

PROSPECTUS

Francesca’s Holdings Corporation

Common Stock

By this prospectus we or selling stockholders may offer to sell shares of common stock of Francesca’s Holdings Corporation that may be offered and sold from time to time in amounts, at prices and on terms that will be determined at the time of such offerings.

Each time shares of common stock of Francesca’s Holdings Corporation are offered and sold pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the identities of the selling stockholders, if applicable. The prospectus supplement may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to sell any shares of the common stock of Francesca’s Holdings Corporation unless accompanied by a prospectus supplement.

You should carefully read this prospectus and the accompanying prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FRAN.”

See “Risk Factors” on page 2 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 26, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)) using a “shelf” registration process. Under this shelf registration process, we or certain of our stockholders may, from time to time, offer and/or sell the common stock described in this prospectus and in an accompanying prospectus supplement in one or more offerings.

This prospectus provides you with a general description of the common stock we or the selling stockholders may offer. Each time we or the selling stockholders sell our common stock using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement.

We are a holding company and all of our business operations are conducted through our wholly owned indirect subsidiary, Francesca’s Collections, Inc. (“Francesca’s Collections”), a corporation formed and existing under the laws of the State of Texas. Francesca’s Collections is wholly owned by Francesca’s LLC (“Parent”), a limited liability company formed and existing under the laws of the State of Delaware. Parent is a wholly owned subsidiary of Francesca’s Holdings Corporation (“Holdings”). Except where the context otherwise requires or where otherwise indicated, the terms “Francesca’s,” “we,” “us,” “our,” “the company,” “our company” and “our business” refer to Holdings and its consolidated subsidiaries as a combined entity.

We are responsible only for the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement, any related free writing prospectus issued or authorized by us and the documents incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone, including the selling stockholders, if applicable, to provide any information or make any representations other than the information and representations contained or incorporated by reference into this prospectus and the accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. If anyone provides you with different or inconsistent information, we take no responsibility for any such information. This prospectus may be used only for the purpose for which it has been prepared. You should not assume that the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date of the applicable document.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

BASIS OF PRESENTATION

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st.

TRADEMARKS

We operate under our trademarks “francesca’s collections®” and “francesca’s®” which are registered under applicable intellectual property laws. This prospectus, any accompanying prospectus supplement and the filings incorporated by reference herein and therein contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, any accompanying prospectus supplement and the filings incorporated by reference herein and therein may appear without the ® or TM symbols, but such references are not intended to indicate, in any way,

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that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section in our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision. Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” for more information.

Our Company

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca’s® appeals to the 18 – 35 year-old, fashion conscious, female customer, although the company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca’s® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

By offering a differentiated shopping experience and high-quality merchandise at a compelling value, our boutiques have been successful across a wide variety of geographic markets and shopping venues. We believe we have an opportunity to continue to grow our boutique base from 360 locations in 44 states as of February 2, 2013 to approximately 900 boutiques in the United States over the next eight years based on our flexible boutique format, the financial characteristics of our boutiques and our ongoing analysis of shopping venues that meet our criteria for new boutiques. Our merchandise is also available through our website, www.francescas.com.

Corporate and Other Information

We opened our first boutique in Houston, Texas in 1999. Holdings was incorporated in Delaware in 2007. We are a holding company and all of our business operations are conducted through Francesca’s Collections, our indirect, wholly owned operating subsidiary. Francesca’s Collections was formed in 2006 and is the successor-in-interest of PFD II, Inc., a corporation incorporated in 1999 under the laws of the State of Texas. In 2002, we incorporated Francesca’s Collections of CA, Inc., under the laws of California to own and operate our boutiques in California. In 2008, Francesca’s Collections of CA, Inc., was merged into Francesca’s Collections and as a result of such merger, Francesca’s Collections of CA, Inc. ceased to exist.

Office Location

Our principal executive office is located at 8760 Clay Road, Houston, Texas 77080, our telephone number is (713) 864-1358 and our fax number is (713) 426-2751. We maintain a website at www.francescas.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus or any accompanying prospectus supplement, and you should not consider it part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks described in the prospectus supplement related to a particular offering, documents incorporated by reference into this prospectus, including our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and all other information contained in this prospectus and the accompanying prospectus supplement before making a decision to invest in shares of our common stock. If any of the described risks actually occurs, our business, financial condition, results of operation, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock. In assessing the risks described in the documents incorporated by reference into this prospectus, you should also refer to the other information contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement related to a particular offering, including our consolidated financial statements and the related notes, before deciding to invest in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference herein and therein are forward-looking statements. These statements may include words such as “aim”, “anticipate”, “assume”, “believe”, “can have”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “likely”, “may”, “objective”, “plan”, “potential”, “positioned”, “predict”, “should”, “target”, “will”, “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our estimated and projected earnings, sales, costs, expenditures, cash flows, growth rates, market share and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act.

We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference in this prospectus, any accompanying prospectus supplement as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus, any accompanying prospectus supplement or in the documents incorporated by reference herein or therein and otherwise in the context of these risks and uncertainties.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the shares of our common stock offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases. See “Selling Stockholders.”

We will not receive any proceeds from the resale of shares of common stock by selling stockholders under this prospectus or any supplement to it.

SELLING STOCKHOLDERS

By this prospectus we or selling stockholders may offer to sell shares of our common stock. Information about the selling stockholders, including their identities and the common stock to be registered on their behalf, will be set forth in a prospectus supplement, a post-effective amendment, a free writing prospectus or filings we make with the SEC under the Exchange Act, that are incorporated by reference into this prospectus. The selling stockholders may include certain of our affiliates. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

All of the shares of our common stock to be offered by the selling stockholders pursuant to the registration statement of which this prospectus is a part are issued and outstanding as of the date of the filing of such registration statement. The selling stockholders will not sell any shares of our common stock pursuant to this prospectus until we have identified the selling stockholders in a prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws, are summaries only. These summaries do not purport to be complete and are subject to and qualified by reference to our certificate of incorporation and bylaws and by the provisions of applicable law.

Authorized Capitalization

Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 45,000 shares of preferred stock, par value $0.01 per share.

As of March 25, 2013, immediately prior to completion of this offering, there were outstanding:

•	43,880,030 shares of our common stock held by approximately 78 holders of record;
•	2,832,010 shares issuable upon exercise of outstanding stock options; and
•	4,690 shares issuable pursuant to outstanding restricted stock awards.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election or removal of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted will be entitled to elect all of our directors.

Dividends

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Blank Check Preferred Stock

Under the terms of our certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 45,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire control of our company, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Our certificate of incorporation and our bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Classified Board

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not grant stockholders the right to vote cumulatively; therefore stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

Stockholder Action by Written Consent and Special Meetings of Stockholders

Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. However, our certificate of incorporation and bylaws provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent, and that only our board of directors or chief executive officer may call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Stockholder Actions

Our certificate of incorporation includes provisions requiring that all stockholder actions against us or any of its directors, officers, or employees in their capacity as such be brought in the courts of the State of Delaware. We expect that these provisions will discourage venue shopping that may unduly increase the costs and expenses to us in connection with stockholder actions; however, these provisions could have the effect of discouraging the filing of certain stockholder actions against us.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Super-Majority Voting

Our certificate of incorporation requires a 66.7% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation and bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66.7% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of blank check preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Delaware Takeover Statute

Our certificate of incorporation provides that we are not governed by Section 203 of the Delaware General Corporation Law, which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Limitation on Liability of Directors and Officers

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We also expect to continue to maintain directors’ and officers’ liability insurance. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell from time to time the shares of our common stock covered by this prospectus and any accompanying prospectus supplement in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents or through a combination of any of these methods. Additionally, the selling stockholders may be deemed underwriters with respect to any shares they offer for resale.

The shares of common stock sold pursuant to this prospectus may be sold by one or more of the following methods:

•	purchases by underwriters, dealers and agents that may receive compensation in the form of underwriting discounts, concessions or commissions from us or the selling stockholders, and/or purchasers of the shares for whom they may act as agent;
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	privately negotiated transactions;
•	any combination of any of these methods; and
•	any other method pursuant to applicable law.

The prospectus supplement applicable to a particular offering will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the common stock;
•	the net proceeds from the sale of the common stock;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters' compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	information about the selling stockholders, if applicable.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of shares of common stock pursuant to this prospectus and any accompanying prospectus supplement, the underwriters will acquire such shares for their own account. The underwriters may resell such shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may offer the shares of common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares of common stock if they purchase any such shares. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the shares of common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with such offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered shares of common stock sold for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of any shares of common stock pursuant to this prospectus, we or the selling stockholders will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or the selling stockholders may sell the common stock directly, and not through underwriters or agents. Shares of common stock may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in a prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholders may sell shares of common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of such shares. We will describe the terms of any such sales in a prospectus supplement.

Delayed Delivery Contracts

If we so indicate in a prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the shares of common stock from us or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in a prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or the selling stockholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us or the selling stockholders in the ordinary course of their businesses.

If five percent or more of the net proceeds of any offering of common stock made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5121.

The maximum aggregate commission or discount to be received by any member of FINRA or independent broker dealer will not be greater than 8% of the gross proceeds of the sale of common stock offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements of Francesca’s Holdings Corporation as of February 2, 2013 and January 28, 2012 and for each of the three years in the period ended February 2, 2013 appearing in Francesca’s Holdings Corporation’s Annual Report on Form 10-K for the year ended February 2, 2013, and the effectiveness of Francesca’s Holdings Corporation's internal control over financial reporting as of February 2, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is a part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. Whenever we make reference in this prospectus or in the filings incorporated by reference to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other website are inactive textual references only. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.francescas.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus or an accompanying prospectus supplement. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information incorporated by reference from earlier documents is superseded by the information set forth in this prospectus, any accompanying prospectus supplement and by information incorporated by reference from more recent documents. Any statement so superseded shall not be deemed to constitute a part of this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

(1)	our Annual Report on Form 10-K for the year ended February 2, 2013;
(2)	portions of the proxy statement for our 2012 annual meeting of stockholders (filed May 25, 2012) to the extent specifically incorporated by reference to our Annual Report on Form 10-K for the year ended January 28, 2012;

(3)	our Current Reports on Form 8-K filed on February 12, 2013 (only with respect to Item 1.01 and 5.02) and March 1, 2013 (only with respect to Item 5.02); and
(4)	the description of our common stock contained in the Registration Statement on Form 8-A filed on July 14, 2011 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the applicable offering under the applicable accompanying prospectus supplement shall be deemed to be incorporated by reference in this prospectus and the applicable accompanying prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

You may request a copy of these filings, at no cost, by writing or by telephoning us at the following address or telephone number:

Francesca’s Holdings Corporation
c/o Francesca’s Collections, Inc.
Attention: Secretary
8760 Clay Road
Houston, Texas 77080
(713) 864-1358

7,394,727 Shares

Francesca’s Holdings Corporation

Common Stock

Jefferies